EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) dated as of May 21, 2007, between Stephanie Hirsch, an individual residing at 254 E. 68th St., Apt. 10A, New York, New York 10021 and INCA Designs, Inc., a New York corporation having a principal office at 53 West 36th Street, Suite 906, New York, New York 33172 (the “Corporation”).

WHEREAS, in connection with the Securities Exchange Agreement between INCA Designs, Inc. and S2 New York Design Corp., the Corporation desires to employ the Employee, and the Employee is willing to be employed and serve the Corporation, on the terms and conditions herein provided; and;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	EMPLOYMENT PERIOD; REPRESENTATION

(a) The Corporation agrees to employ Employee, and Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

(b) The parties hereto agree that this Agreement is made pursuant to the Securities Exchange Agreement dated May 21, 2007 between the Corporation and S2 New York Design Corp. This Agreement is subject to Employee’s status as an officer of the Corporation, and nothing herein shall be deemed to affect or otherwise alter Employee’s status as a shareholder of the Corporation.

2.	TERM

The employment of Employee by the Corporation pursuant to this Agreement shall commence on May 21, 2007, and shall continue for a period of five years from the date hereof, provided however that the Corporation and the Employee, by mutual written agreement, may extend the Agreement for additional five-years terms.

3.	POSITION AND DUTIES

Upon the commencement of the Employment Term, Employee shall hold the position and perform the duties of President and Secretary of the Corporation. Employee shall manage the creation, design and development of the Corporation’s products, its physical plant and facilities, and its relationship between other entities with which the Corporation has a relationship. Employee shall fulfill such duties and responsibilities as are consistent with the positions of President and Secretary, and as are assigned to her from time to time by the Board of Directors, including, but not limited to, any activities necessary to run the day-to-day business of the Corporation and manage the assets of the Corporation.

4.	COMPENSATION AND BENEFITS

(a) Base Salary. As compensation for the Employee’s services hereunder during the Employment Term, the Corporation shall pay the Employee a base salary at the annual rate of $65,000.00 (said amount, together with any increases thereunder as may be determined from time to time by the Corporation in its sole discretion, being hereinafter referred to as the “Base Salary”). Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Corporation’s payroll practices, but no less frequently than once each month.

(b) Bonus Compensation. In addition to her Base Salary, Employee shall be eligible for an annual bonus payment. The amount of any bonus shall be in the sole discretion of the Corporation and shall be determined based upon the Corporation’s performance and productivity. Bonus compensation may be paid to Employee in the form of cash or stock options, or a combination thereof, at the Corporation’s discretion. Unless otherwise specified herein, Employee shall be eligible to receive such bonus compensation only if she is actively employed by the Corporation at the end of the fiscal year.

(c) Benefits. Employee shall be eligible for sick leave, major medical, hospitalization, dental and disability insurance on the same terms and conditions as such benefits are provided for or made available to other employees of the Corporation.

(d) Expense Reimbursement. The Corporation shall promptly pay the reasonable expenses incurred by the Employee in the performance of her duties hereunder, including, without limitation, those incurred in connection with business related travel, telecommunications and entertainment, or, if such expenses are paid directly by the Employee, shall promptly reimburse the Employee for such payment, provided that Employee has properly accounted therefore in accordance with the Corporation’s policy.

(e) Vacation. Employee shall be entitled to five (5) weeks paid vacation in each calendar at times agreed upon in advance by the Corporation. Any unused vacation days shall not carry-over to the next year. Employee shall also be entitled to all paid holidays given by the Corporation to its employees.

5.	TERMINATION

(a) Death or Disability. Employee’s employment hereunder shall terminate upon her death or disability. Disability shall be defined as the inability to perform a substantial portion of the Employee’s service to the Corporation as a result of a mental or physical illness which has continued or can reasonably be expected to continue for a period of not less than six (6) months or has continued or can reasonably be expected to continue to for an aggregate of not less than 180 days in any 365 day period. In the event that there is a disagreement with regard to whether a disability exists sufficient to trigger this section, the determination shall be based on the determination of the disability insurance company which insures the Corporation’s officers, which determination will have been made in the usual and customary manner employed by the insurance company to make such determination. Under no circumstances shall the term disability be deemed to include an incarceration or other legal impediment to performances.

(b) For Cause. The Corporation shall have the right to terminate the employment of Employee for Cause upon written notice to Employee. For purposes of this Agreement, “Cause” shall mean: (i) Employee’s conviction of, or plea of nolo contendere, to a felony or any crime involving moral turpitude; (ii) Employee’s commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit or benefit in connection with Employee’s employment by the Corporation, as determined by an arbitrator in an arbitration commenced by the Corporation; (iii) Employee’s breach of any provision of this Agreement, as determined by an arbitrator in an arbitration commenced by the Corporation; (iv) Employee’s willful misconduct or gross negligence in the conduct of her duties hereunder, as determined by an arbitrator in an arbitration commenced by the Corporation; or (v) Employee’s willful and repeated failure to comply with the lawful directions of the Board of Directors as determined by an arbitrator in an arbitration commenced by the Corporation.

(c) Arbitration; Legal Proceedings; Rights upon Termination. Nothing in the Agreement shall preclude the Corporation from seeking an interim order of relief from a court or a competent tribunal pending the resolution of issues enumerated above by an arbitrator. In the event of the termination of Employee’s employment by the Corporation for Cause, all rights of Employee under this Agreement shall cease as of the effective date of the termination, and Employee shall only be entitled to payment of any base salary earned but not yet paid as of the date of Employee’s termination and any outstanding reimbursable expenses. Employee shall not be entitled to any additional compensation or bonus, whether accrued or not, or any other perquisites or benefits, except those required to be paid under federal or state laws or regulations.

(d) Resignation. In the event of the termination of Employee’s employment by the resignation of Employee, all rights of Employee under this Agreement shall cease as of the effective date of the termination, and Employee shall be entitled to receive from the Corporation only payment of any base salary earned but not yet paid as of the date of Employee’s termination plus any earned but not yet paid incentive compensation as of the date of Employee’s termination. Employee shall not be entitled to any other bonus, perquisites or benefits except those required to be paid under federal or state laws or regulations.

(e) In the event that Employee’s employment is terminated as a result of death or disability pursuant to Section 5(a), Employee (or her estate) shall be entitled to (1) any base salary earned but not yet paid as of the date of Employee’s termination, (2) any outstanding reimbursable expenses, (3) continuation of medical benefits for the period of the lesser of one (1) month or the remainder of the Employment Term, and (4) payment of all bonus compensation earned by Employee but not yet paid as of the date of her death or Incapacity.

6.	NON-DISCLOSURE OF PROPRIETARY/CONFIDENTIAL INFORMATION

Employee acknowledges that she will have access to information about the Corporation and her employment with the Corporation shall bring her into close contact with many confidential affairs of the Corporation, its subsidiaries and affiliates, and their respective customers, including, without limitation, information proprietary to the Corporation, trade secrets, and other confidential material, which information is not readily available to the public and all of which is highly confidential and proprietary and was developed at great effort and expense (such material, “Confidential Information”). In recognition of the foregoing, during the period of her employment and thereafter, regardless of the reason for any termination of employment (whether voluntary or involuntary and whether for Cause or otherwise), the Employee shall not, without the written consent of the Board of Directors of the Corporation, disclose or use or make available for anyone to use (except in the course of her employment hereunder, in furtherance of the business of the Corporation, its subsidiaries or its affiliates, or as required by law) any Confidential Information.

7.	RETURN OF CORPORATION PROPERTY

Employee agrees that upon termination of her employment with the Corporation for any reason, voluntary or involuntary, with or without Cause, she will immediately return to the Corporation all Confidential Information and any Corporation property within her possession (or under her control), and shall not at any time thereafter copy or reproduce the same.

8.	RETRICTIVE COVENANTS

(a) Employee acknowledges and recognizes the highly competitive nature of the Corporation’s business, that access to the Corporation’s confidential records and proprietary information renders her special and unique within the Corporation’s industry, and that she will have the opportunity to develop substantial relationships with existing and prospective customers of the Corporation during the course of and as a result of her employment with the Corporation. In light of the foregoing, during the course of Employee’s employment with the Corporation and for a period of one (1) year after the date of the termination of her employment for any reason, Employee shall not, directly or indirectly, individually or on behalf of any person, Corporation, enterprise or entity not now parties to this Agreement, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any person, business, enterprise or legal entity, which is engaged or is seeking to engage in the Business within North America, Europe or Asia (a “Competitor”). For purposes of this Agreement, “Business” shall mean any entity engaged in the manufacture of high fashion apparel. Employee, however, may accept employment with a Competitor of the Corporation with a diversified business provided that (i) Employee will not, directly or indirectly, render services or assistance to any part of the Competitor that is in any way engaged in the Business of the Corporation; and (ii) the Corporation shall receive, prior to Employee rendering services to or assisting such Competitor, written assurances deemed satisfactory by the Corporation from Employee and the Competitor, that Employee will not, directly or indirectly, render services or assistance to any part of the Competitor that is in any way engaged in the Business of the Corporation.

(b) During the period of Employee’s employment with the Corporation and for a period of one (1) year following the expiration or termination of Employee, whether such termination is voluntary or involuntary, Employee shall not, without the prior written consent of the Corporation, on behalf of herself or on behalf of any other person, business, enterprise or entity, (i) directly or indirectly solicit, divert or encourage any of the employees, agents, consultants or representatives to terminate his, her or its relationship with the Corporation, or hire any such employee, consultant or representative so solicited or encouraged; (ii) directly or indirectly solicit or encourage any of the employees, agents, consultants or representatives of the Corporation to become employees, agents, representatives or consultants of a Competitor; (iii) directly or indirectly on behalf of a Competitor solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers, clients, vendors or distributors of the Corporation who were (x) customers, clients, vendors or distributors of the Corporation at the time of the termination of her employment from the Corporation or during the one (1) year period prior to the termination of Employee’s employment with the Corporation and with whom Employee had contact during her employment with the Corporation, or (y) any prospective customers, clients, vendors or distributors at the time of Employee’s termination of employment with respect to which the Corporation has developed or made a sales presentation (or similar offering of services) within the one year period prior to the termination of Employee’s employment with the Corporation and with whom Employee had contact during the period of her employment with the Corporation.

(c) Employee recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are legitimate and fair in light of her access to Confidential Information, her substantial contacts with customers of the Corporation and the Corporation’s need to develop and market its services and products. Employee further acknowledges that the customers of the Corporation are located throughout North American, Europe and Latin America and that a business competitive with the Corporation may be carried on anywhere within these areas as a result of the geographically diverse spread of the high fashion apparel manufacturing industry. Therefore, Employee acknowledges that the geographical application of the provisions and restrictions contained in the Agreement are reasonable under the circumstances. Employee further acknowledges that: (i) in the event her employment with the Corporation terminates for any reason, she will be able to earn a livelihood without violating the foregoing restrictions and (ii) her ability to earn a livelihood without violating such restrictions is a material condition to her employment with the Corporation.

9.	INDEPENDENCE AND SEVERABILITY

Each of the rights enumerated in Section 8 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Corporation at law or in equity. If any of the covenants contained in Section 8 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies that shall be given full effect without regard to the invalid portions. If any of the covenants contained in Section 8 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.

10.	SPECIFIC REMEDIES

(a) If, during the course of her employment with the Corporation, Employee commits a breach of any of the provisions of Sections 6, 7, or 8, the Corporation shall have the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation, provided, however, that nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to the Corporation for such breach or threatened breach, including the recovery of damages from Employee.

(b) Employee acknowledges that the Corporation shall suffer irreparable injury if she breaches her obligations under Sections 6, 7, or 8. Accordingly, in the event of such breach, Employee acknowledges that the Corporation will be entitled to injunctive relief in any state or federal court of competent jurisdiction within the State of New York. Employee further submits to the personal jurisdiction of such courts for the purposes of any such action.

11.	ASSIGNMENT OF INVENTIONS

(a) Employee agrees that all inventions, designs, improvements, writings, and discoveries initiated, made or conceived during the period of her employment, whether solely by Employee or in conjunction with others, that pertain to the business conducted by the Corporation, its affiliates and subsidiaries, shall be the exclusive property of, and she hereby assigns all of her interest therein to, the Corporation or its designee. All rights and obligations hereunder shall continue in full force and effect after the termination of employment and shall be binding on the Employee’s personal representatives or assigns. Employee shall promptly disclose to the Corporation all such inventions, designs, improvements, writings and discoveries and shall, at the sole expense of the Corporation, assist the Corporation or its designee in obtaining patents and copyrights therefore that are deemed suitable for United States or foreign letters patent, copyrights, trademarks and trade names or to otherwise vest the Corporation with full and exclusive title thereto, and protect the same against infringements by others.

(b) The parties explicitly acknowledge and agree that notwithstanding anything herein to the contrary, Employee shall have and retain the right to use, without payment of any royalty, ideas, concepts, expressions, techniques, know-how, skills and experience possessed, developed or acquired by her prior to or during the Employment Term, and the right to market, develop or otherwise use any services or products, including without limitation any that may be similar to or competitive with services or products of the Corporation, provided, however, that the exercise of such rights shall not result in a disclosure or incorporation in any end product by the Employee of any specific item of Confidential Information.

12.	COOPERATION FOLLOWING TERMINATION

Employee agrees that, following notice of termination of her employment, she shall cooperate fully with the Corporation in all matters relating to the completion of her pending work on behalf of the Corporation and the orderly transition of such work to such other Employees as the Corporation may designate. Employee further agrees that during and following the termination of her employment she shall cooperate fully with the Corporation as to any and all claims, controversies, disputes or complaints over which she has any knowledge or that may relate to her or her employment relationship with the Corporation; provided, however, that Employee will be reimbursed by the Corporation for any out of pocket expenses incurred pursuant to her duties under this Section 12 and reasonably compensated for her time. Such cooperation includes, but is not limited to, providing the Corporation with all information known to her related to such claims, controversies, disputes or complaints and appearing and giving testimony in any forum.

13.	MEDIATION

Employee acknowledges and understands that certain issues and/or decisions herein are to be made by the Corporation and that certain issues and/or decisions require the Corporation’s approval (including, but not limited to, salary, bonuses, vacation time, assignment of new duties, and the ability to waive any of the terms of this Agreement). In the event of an impasse resulting from a 50/50 deadlock or tie regarding such issues and/or decisions, the Corporation shall submit the issue to neutral, non-binding mediation prior to the commencement of arbitration, litigation or any other proceeding before a trier of fact. Employee, as a member of the Board of Directors and executive officer of the Corporation, agrees to act in good faith to participate in mediation, and will attempt to identify a mediator that is mutually acceptable to both Employee and Ms. Josloff (collectively, “the parties”). If a mediator cannot be agreed upon by the parties, each party shall designate a mediator and those mediators shall select a third mediator who shall act as the neutral mediator, assisting the parties in attempting to reach a resolution. The parties to the mediation shall share equally in its cost. If the dispute is resolved successfully through mediation, the resolution will be documented by a written agreement executed by the parties. If the mediation does not successfully resolve the dispute, the mediator shall provide written notice to the parties reflecting same, and the parties may then proceed to seek an alternative form of resolution of the dispute in accordance with the remaining terms of this Agreement and other rights and remedies afforded to them by law.

14.	ARBITRATION

With the exception of those referenced in Paragraph 13, above, all disputes, controversies and claims arising between the Corporation and the Employee out of or relating to this Agreement or any breach thereof, shall be submitted to binding arbitration in New York, New York, pursuant to the rules of the American Arbitration Association for expedited arbitration. Judgment upon the determination or award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the provisions of this Section 14 shall in no way limit or impair the rights of the parties to avail themselves of the remedies provided for herein. The arbitrators may award to the winning party the costs (including reasonable attorney’s fees and expenses) of any such arbitration.

15.	GOVERNING LAW

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflict of law).

16.	INTEGRATION

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements related to the subject matter hereof made prior to the date hereof.

17.	MODIFICATIONS AND AMENDMENTS

This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by the Board of Directors of the Corporation. Such modification or amendment will not become effective until such approval has been given.

18.	SEVERABILITY

If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

19.	NOTICE

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Employee:

Stephanie Hirsch
254 E. 68th Street, #10A
New York, New York 10021

If to the Corporation:

INCA Designs, Inc.
53 West 36th Street, Suite 906
New York, New York 33172

With a copy to:

Joel Schneider, Esq.	and	Faun M. Phillipson, Esq.
Sommer & Schneider, LLP		Phillipson & Uretsky, LLP
595 Stewart Avenue, Suite 710		111 Broadway, 8th Floor
Garden City, NY 11530		New York, New York 10006

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

20.	WAIVER

The observation or performance of any condition or obligation imposed upon the Employee hereunder may be waived only upon the written consent of the Board of Directors of the Corporation. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Employee under this Agreement.

Dated the date first above written.

INCA DESIGNS, INC.

By:	/s/ Stacy Josloff
Stacy Josloff, Chief Executive Officer

/s/ Stephanie Hirsch
Stephanie Hirsch